EXHIBIT 99.1


                      INTERLINK COMPLETES 2005 SEC FILINGS


CAMARILLO,  CALIFORNIA,  JULY  24,  2006 -  Interlink  Electronics,  Inc.  (OTC:
LINK.PK) today announced the filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for the three months ended September 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2005. These filings were delayed while the company investigated various financial matters that required a restatement of previously published financial statements and reconsidered its financial results for 2005. This investigation and reconsideration were concluded and the results incorporated in Interlink's balance sheets as of December 31, 2004 and 2005 and its statements of operations and cash flows for the three years ended December 31, 2003, 2004 and 2005 included in the Form 10-K.

"The filing of these reports shows the significant progress we have made in strengthening our internal financial reporting systems and at the same time it brings us closer to being compliant with all the applicable financial reporting requirements," said E. Michael Thoben III, Interlink's Chairman and Chief Executive Officer. "We have substantially upgraded our accounting staff and systems and implemented procedures designed to ensure continuing integrity of our financial reporting processes. I am gratified to reach a point where we can shift from financial crisis management to focusing on the very attractive business opportunities in front of us."

"Consistent with my open letters to stakeholders dated May 16th and May 23rd, we remain very optimistic about the prospects for our future. We have identified the markets that we believe will offer us the greatest opportunities for continued growth and improved profitability and we are well on the way of achieving those goals. I will look forward to sharing our expectations and successes during our upcoming second quarter conference call. We currently anticipate this conference call will take place later this quarter concurrently with the filing of our first and second quarter 2006 results."

Interlink has not filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 but expects to do so in the third quarter of 2006. Management also expects to file its Quarterly Report on Form 10-Q for the three months ended June 30, 2006 during the third quarter.


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Interlink's  2005 financial  information is presented in detail in the financial statement and notes sections of the Form 10-K, with related commentary in Management's Discussion and Analysis of Financial Condition and Results of Operations. This and other information in the reports should be carefully reviewed, the primary points of which are as follows:

         o Revenues for 2005 grew 8% from 2004 to $38.2 million. Revenues from our E-Transactions business grew 56%, while revenues from our Business Communications Branded and Specialty business segments grew 8% and 5%, respectively. As anticipated, revenues from our OEM Remote business segment declined 5%.

         o A net loss of $8.3 million was incurred in 2005, compared to a net loss of $3.8 million in 2004. For 2005, items contributing to this loss were:

                  o An additional reserve and tooling cost adjustments of approximately $2.5 million in the third quarter of 2005 related to the slowdown of the OEM Remote business.

                  o        Approximately   $200,000  of  costs  associated  with
                           internal investigation matters

                  o Approximately $400,000 of costs related to compliance with the Sarbanes-Oxley Act of 2002.

         o Financial results for the year ended December 31, 2004 were restated to reflect an increase in cost of sales and operating expenses. The increase in cost of sales of $1.3 million, from $23.5 million to $24.8 million, was due to an overstatement of certain inventories in transit to one of our subsidiaries and certain uncollectible accounts receivable and unrecorded liabilities related to a vendor in China. The increase in operating expenses of $221,000 was due to the variable cost of certain stock options that had previously not been recognized and expensed. This increase in cost of sales and operating expenses of $1.5 million resulted in a change from the previously reported net loss of $2.3 million to a net loss of $3.8 million

         o Financial results for the year ended December 31, 2003 were restated to reflect an increase in cost of sales of $1.3 million, from $18.4 million to $19.7 million due to certain uncollectible accounts receivable and unrecorded liabilities related to a vendor in China. This increase in cost of sales resulted in a change from the previously reported net income of $1.1 million to a net loss of $248,000.


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ABOUT INTERLINK ELECTRONICS, INC.

Interlink Electronics, Inc. (OTC: LINK.PK), is a global leader in the design, development and manufacture of intuitive human interface products and technologies. Setting tomorrow's standards for electronic signature and e-notarization products, advanced remote controls and consumer electronics interface solutions, Interlink has established itself as one of the world's leading innovators of intuitive interface design. With more than 80 patents around the world protecting its technologies and products, Interlink Electronics serves a world-class customer-base from its corporate headquarters in Camarillo, California and offices in Japan, Taiwan, Hong Kong and China. For more information, see http://www.interlinkelectronics.com.

This release contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding Interlink's financial results, industry and revenue trends, the filing of reports with the Securities and Exchange Commission and future business activities should be considered in light of these factors.

CONTACTS:

Interlink Electronics Media Contact:
KEITH M. ROBERTS
DIRECTOR, CORPORATE COMMUNICATIONS
mailto:kroberts@interlinkelectronics.com
(805) 484-8855, EXT. 130

Investor Relations Contact:
MICHELLE LOCKARD
mlockard@interlinkelectronics.com
(805) 484-8855, EXT. 114

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